Exhibit 21

                      SUBSIDIARY AND PRINCIPAL INVESTMENTS

Subsidiaries*

Zarlink Semiconductor (U.S.) Inc.
U.S.A.

Zarlink Semiconductor V.N. Inc.
U.S.A.

Zarlink Semiconductor Limited
Great Britain

Zarlink Semiconductor AB
Sweden

Zarlink Semiconductor SA
(France)

Zarlink Semiconductor (Asia) Pte. Ltd.
(Singapore)

Zarlink Semiconductor Japan KK
(Japan)

Zarlink Semiconductor (Barbados) Ltd.
Barbados

Principal Investments

Mitel Networks Corporation
(Canada)

DALSA Semiconductor Inc.
(Canada)

X Integrated Circuits B.V.
(Netherlands)

* All subsidiaries are 100% owned, directly or indirectly, by Zarlink Semiconductor Inc.